121 SOUTH 13th STREET SUITE 400 LINCOLN, NE 68508	p 402.458.2370 f 402.458.2344	www.nelnet.net NELNET CORPORATE SERVICES, Inc.

For immediate release

Media contact: Sheila Odom, 402.458.2329
Investor contact: Cheryl Watson, 317.469.2064

Nelnet completes acquisition of LoanSTAR Funding Group and related servicing assets of LoanSTAR Systems

Lincoln, Neb., October 24, 2005 – Nelnet, Inc. (NYSE: NNI) announced today that it has completed the acquisition of the outstanding stock of LoanSTAR Funding Group, Inc., a prominent Texas-based secondary market and loan originator, as well as related servicing assets from LoanSTAR Systems, Inc., a Texas-based non-profit corporation, from the Greater Texas Foundation.

The agreement, announced on October 3, 2005, includes the acquisition of LoanSTAR Funding Group’s student loan portfolio of approximately $864 million, primarily originated under the Federal Family Education Loan Program (FFELP) of the U.S. Department of Education, and related debt, as well as the company’s sales and marketing operations. The LoanSTAR portfolio includes approximately $412 million of student loans receiving a minimum special allowance payment of 9.5 percent.

In addition, Nelnet agreed to purchase the servicing assets and assume operational expenses of LoanSTAR Systems related to the servicing of approximately $500 million of the LoanSTAR Funding Group’s student loan portfolio and includes the Bryan, Texas servicing center.

LoanSTAR Funding Group will be a wholly-owned subsidiary of Nelnet and retain its brand identity, including its CollEDGE national brand. Ralph Rushing, President of LoanSTAR Funding Group, and Bill Jeffery, President of LoanSTAR Systems, will continue to lead the respective operations and their more than 100 employees. The acquisition will enhance Nelnet’s presence in the Sun Belt states.

The total cash consideration paid by Nelnet was approximately $169 million. It is anticipated that the acquisition will be accretive to Nelnet’s base net income in 2006 as the company integrates the various operations and related assets. The table below provides some of the characteristics of the acquired student loan portfolio as of September 30, 2005 (dollars in thousands).

Variable-rate loans:
Stafford/PLUS/SLS	$336,100
Consolidation	88,500

424,600

Fixed-rate loans:
6.5 - 7.0%	4,000
7.0 - 8.0	5,400
> 8.0	18,000
9.5 floor yield	412,000

439,400

Total loans	$864,000

The portfolio has a weighted average yield of approximately 7.5 percent with approximately 12.5 years remaining in its term.

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About Nelnet

Nelnet is one of the leading education finance companies in the United States and is focused on providing quality products and services to students and schools nationwide. Nelnet ranks among the nation's leaders in terms of total net student loan assets with $15.7 billion as of June 30, 2005. Headquartered in Lincoln, Nebraska, Nelnet originates, consolidates, securitizes, holds, and services student loans, principally loans originated under the Federal Family Education Loan Program of the U.S. Department of Education.

Additional information is available at www.nelnet.net.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet’s operating results, performance, or financial condition expressed or implied by the forward-looking statements are the uncertain nature of the expected benefits from the acquisition and the ability to successfully integrate operations, changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.

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